INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made as of the 2nd day of March, 2023 (“Agreement”) by and between each of the investment companies listed on the attached Schedule A (each referred to as the “Trust” and each series thereof a “Fund”) and Mark E. Swanson (the “Indemnitee”).

WHEREAS, the Trust is a Massachusetts business trust formed under the laws of the Commonwealth of Massachusetts; and

WHEREAS, at the request of the Trust, Indemnitee now serves as a Trustee (as defined below) and, therefore, may be subjected to claims, suits or proceedings arising as a result of Indemnitee’s service; and

WHEREAS, as an inducement to Indemnitee to serve or continue to serve as such Trustee and to provide the Trustee with contractual assurance that indemnification will be available to the Trustee, the Trust has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful, and delineate certain procedural aspects relating to indemnification and advancement of expenses, as more fully set forth herein; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Trust and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Board” means the board of trustees of the Trust.

(b) “Disabling Conduct” means willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee’s office. Disabling Conduct also shall mean (i) an act or omission of Indemnitee that is material to the matter giving rise to a Proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) actual receipt of an improper personal benefit in money, property or services by Indemnitee, or (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

(c) “Expenses” shall include reasonable attorneys’ fees and all reasonable costs, including, without limitation: retainers; court costs; transcript costs; fees of experts; witness fees; travel expenses; duplicating costs; printing and binding costs; telephone charges; postage; delivery service fees; federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement; ERISA excise taxes and penalties; and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium for, security for and other costs relating to any cost bond, supersedes bond or other appeal bond or its equivalent.

(d) “Indemnifiable Amounts” means Expenses, and any judgment, settlement, penalty or fine actually incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding.

(e) “Independent Counsel” means counsel that meets all of the following criteria: (i) is “independent legal counsel” within the meaning of Rule 0-1(a)(6) under the Investment Company Act of 1940, as amended (the “1940 Act”), in respect of the Trust; (ii) is experienced in matters of the 1940 Act; (iii) is not currently representing, nor in the past two years has been retained to represent, the Trust or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements); and (iv) is not currently representing, nor in the past two years has been retained to represent, any other party in the Proceeding giving rise to a request for indemnification or advance of Expenses hereunder, except that the counsel also may represent another Indemnitee in the Proceeding. Independent Counsel shall be selected by Indemnitee and approved by the Board in accordance with the voting requirements set forth in the Trust’s governing documents (which approval shall not be unreasonably withheld). In the event that the Board does not approve Indemnitee’s selection within 30 days of written notice from Indemnitee of Indemnitee’s selection, Indemnitee may select another counsel from a law firm having 100 or more attorneys and rated “AV” in Martindale-Hubbell Law Directory to act as Independent Counsel for purposes of this Agreement, provided that such other counsel satisfies the criteria in (i) through (iv) in this paragraph. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under applicable standards of professional conduct, would have a material conflict of interest in representing either the Trust or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(f) “Independent Trustee” means a Trustee who is not an “interested person” (as defined in the 1940 Act) of the Trust.

(g) “Proceeding” includes any claim, action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative (formal or informal), including any appeal therefrom, except one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement, unless otherwise agreed in writing by the Trust and the Indemnitee. If Indemnitee believes that a given situation is reasonably likely to lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

(h) “Trustee” means a trustee of the Trust.

(i) “Trust Status” means the status of a person as currently being or in the past having been a Trustee.

Section 2. Services by Indemnitee. The Trust shall have no obligation under this Agreement to continue Indemnitee in the position of Trustee, but, in the event that Indemnitee ceases to serve as a Trustee, Indemnitee shall nevertheless retain all rights provided under this Agreement until its termination.

Section 3. Indemnification - General. The Trust shall indemnify, and advance Expenses to, Indemnitee (a) as specifically provided in this Agreement and, with respect to an Indemnitee that is a Trustee, the Trust’s governing documents and (b) otherwise to the maximum extent permitted by Massachusetts or other applicable law in effect on the date hereof or at the time an Indemnitee seeks to exercise any right under this Agreement, whichever is greater. The rights of Indemnitee provided in this Section shall include, but shall not be limited to, all rights set forth in the other Sections of this Agreement.

Section 4. Rights of Indemnification; Indemnification of Expenses for a Party. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of Indemnitee’s Trust Status, Indemnitee is, or is threatened to be, made a party to or otherwise involved in any pending, actual, completed or threatened Proceeding, whether or not such Proceeding is brought by or in the right of the Trust and irrespective of when the conduct that is the subject of the Proceeding occurred. Pursuant to this Section 4, and subject to the procedures contained in Section 6 of this Agreement, Indemnitee shall be indemnified against all Indemnifiable Amounts by reason of Indemnitee’s Trust Status to the maximum extent permitted by Massachusetts and other applicable law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, provided that Indemnitee shall not be indemnified against Indemnifiable Amounts if Indemnitee is made party in a Proceeding and found liable by reason of Disabling Conduct. Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, or is not successful as to one or more claims for reasons other than Disabling Conduct, the Trust shall indemnify Indemnitee against all Indemnifiable Amounts incurred by Indemnitee or on Indemnitee’s behalf in connection with each claim, issue or matter to the maximum extent permitted by applicable law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, allocated on a reasonable and proportionate basis. For purposes of this Section and without limitation, subject to the procedures contained in Section 6 of this Agreement, the termination of any claim, issue or matter in any pending Proceeding by dismissal, with or without prejudice, or by settlement agreement without an admission of liability, shall be deemed to be a successful result as to such claim, issue or matter.

Section 5. Advancement of Expenses.

(a) Advancement of Expenses of a Party. The Trust shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party by reason of his or her Trust Status, upon the receipt by the Trust of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding (a “Request”) and subject to satisfaction of (1), (2) or (3) below. Such Request shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by (i) a written affirmation by Indemnitee of Indemnitee’s good faith belief that Indemnitee has not engaged in Disabling Conduct in connection with the Proceeding and (ii) a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee has engaged in Disabling Conduct in respect of the subject matter of the Proceeding or if Indemnitee is not successful with respect to a claim, issue or matter by reason of Disabling Conduct, as determined in accordance with Section 4. Furthermore, any such advancement shall be subject to the requirements and limitations of Section 17(h) of the 1940 Act. An advance of Expenses may be in the form of, in the reasonable discretion of Indemnitee (but without duplication), (A) payment of such Expenses directly to third parties on behalf of Indemnitee, (B) advance of funds to Indemnitee in an amount sufficient to pay such Expenses or (C) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such advances shall be made within 10 business days (or 30 days if a determination of Independent Counsel is required) after receipt by the Trust of the Request if any one of the following conditions shall have been met: (1) the Indemnitee shall provide security for his or her undertaking; (2) the Trust shall be insured against losses arising by reason of any lawful advances; or (3) a majority of a quorum of Independent Trustees of the Trust who are not party to the Proceeding giving rise to the Request, or an Independent Counsel in a written opinion, shall determine, based on review of the readily available facts (as opposed to a trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification. If the Indemnitee seeks satisfaction of condition (3), the Indemnitee may require the Trust to have the determination as to the advances made by Independent Counsel to be selected in the manner provided by Section 1(d) of this Agreement. In such case, the Trust and the Indemnitee shall cooperate to cause the Independent Counsel to complete the determination within 30 days after the Trust’s receipt of the Request. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. After an Indemnitee’s eligibility for advances as to a Proceeding has been established, as above provided, additional advances shall be made, as expenses are incurred by the Indemnitee, upon receipt by the Trust of further Requests supported by the aforesaid written affirmation and undertaking of the Indemnitee, but without the need for a further determination of Indemnitee’s entitlement thereto by the Independent Trustees or an Independent Counsel determination with respect to the Proceeding if (3) has been relied upon in connection with the initial Request.

(b) Indemnification and Advance of Expenses of a Non-Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Trust Status, made a witness or otherwise asked to participate, or is otherwise involved, in any Proceeding, whether instituted by the Trust or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within 10 business days after the receipt by the Trust of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. In connection with any such advance of Expenses, the Trust may require Indemnitee to provide an affirmation and undertaking as described in Section 5(a) of this Agreement.

Section 6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under Sections 3 or 4 of this Agreement, Indemnitee shall submit a written request to the Trust, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The Secretary of the Trust shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 6(a) hereof: (i) if Indemnitee has been successful, on the merits or otherwise, in defense of the Proceeding at issue (including a decision in an action for which Indemnitee seeks indemnity under this Agreement), then Indemnitee shall be entitled to indemnification for Indemnifiable Amounts, and (ii) if there has been a final non-appealable decision on the merits (including a decision in an action for which Indemnitee seeks indemnity under this Agreement) by a court or other body in the Proceeding at issue or if, at the time of Indemnitee’s written request, there shall have been no final non-appealable decision on the merits by a court or other body, including because the Proceeding at issue has been settled, then Indemnitee shall be entitled to indemnification, for Indemnifiable Amounts, provided that (A) where there has been a final non-appealable decision on the merits, the court or other body adjudicating the Proceeding at issue did not find Indemnitee liable by reason of Disabling Conduct and (B) with respect to the Proceeding at issue, a determination is made that indemnification is permissible under the circumstances because Indemnitee had not engaged in Disabling Conduct in respect of the subject matter of the Proceeding, by (1) the vote of a majority of the Independent Trustees who are not parties to the Proceeding at issue, (2) Independent Counsel in a written opinion, or (3) Trust shareholders. Indemnitee shall be afforded a rebuttable presumption that Indemnitee has not engaged in Disabling Conduct, except no such presumption shall be afforded in those cases where a Proceeding is terminated by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment.

(c) If it is determined that Indemnitee is entitled to indemnification under this Agreement, payment to Indemnitee shall be made within 10 business days after such determination. Indemnitee shall cooperate with the person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Trust (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Trust shall indemnify and hold Indemnitee harmless therefrom.

(d) The Trust shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 7. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 6(b)(ii)(B) of this Agreement that Indemnitee is not entitled to indemnification, (ii) advancement of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) or Section 6(c) within 90 days after receipt by the Trust of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 of this Agreement or the governing documents of the Trust within 10 business days after receipt by the Trust of written request therefor pursuant to Section 6, or (v) payment of indemnification is not made within 10 business days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the Commonwealth of Massachusetts, or in any other court of competent jurisdiction, or in an arbitration conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, of Indemnitee’s entitlement to such indemnification or advancement of Expenses.

(b) If Indemnitee, pursuant to Section 7(a), seeks a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of this Agreement, Indemnitee shall be entitled to recover from the Trust, and shall be indemnified by the Trust against, any and all Expenses actually and reasonably incurred by Indemnitee in such judicial adjudication or arbitration, but only if Indemnitee prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated in the same proportion as the amount of the indemnification or advancement of Expenses awarded in the judicial adjudication or arbitration.

(c) If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 7, Indemnitee shall not be required to reimburse the Trust for any advances pursuant to Section 5 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Trust shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Trust is bound by all of the provisions of this Agreement.

(d) Interest shall be paid by the Trust to Indemnitee at the maximum rate allowed to be charged for judgments under Massachusetts law for amounts which the Trust pays or is obligated to pay for the period (i) commencing with either the tenth business day after the date on which the Trust was requested to advance Expenses in accordance with Section 5 of this Agreement or the 60th day after the date on which the Trust was requested to make the determination of entitlement to indemnification under Section 6(b) of this Agreement, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Trust.

Section 8. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under Massachusetts or other applicable law or the governing documents of the Trust (each as amended or restated from time to time), any agreement, a vote of shareholders or a resolution of Trustees, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of the governing documents of the Trust, this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Trust Status prior to such amendment, alteration or repeal.

(b) If the Trust maintains liability insurance for, among others, Trustees and agents of the Trust, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to in amounts determined from time to time by the Board (including coverage after Indemnitee is no longer serving in a Trust Status for acts and omissions or alleged acts or omissions while serving in a Trust Status) for any such Trustee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, when Indemnitee has been fully and indefeasibly indemnified (hereunder and/or otherwise) in respect of all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding by reason of Indemnitee’s Trust Status, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Trust to bring suit to enforce such rights.

(d) The Trust shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder to the extent Indemnitee otherwise actually has received such payment under any insurance policy, contract, agreement or otherwise.

(e) Notwithstanding any other provision of this Agreement to the contrary, the Trust shall not be liable for indemnification or advance of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

Section 9. Duration of Agreement. This Agreement shall continue until and terminate with respect to any Indemnitee on the later of (i) the date that Indemnitee shall have ceased to serve as a Trustee of the Trust and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding by reason of such Indemnitee’s Trust Status (including any rights of appeal thereto and any proceeding commenced by Indemnitee pursuant to Section 7 of this Agreement). This Agreement shall be binding upon the Trust and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. The Trust agrees that it shall not sell, assign or otherwise transfer all or substantially all of its assets, or merge or reorganize with any other entity or series thereof, unless the entity or series to which such sale, assignment or transfer is being made, or that is the survivor of any such merger or reorganization, agrees to assume all of the obligations (whether contingent or otherwise) of the Trust hereunder.

Section 10. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 11. Exception to Right of Indemnification or Advancement of Expenses.

(a) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee (other than a proceeding under Section 7(a) of this Agreement), unless the Trust’s governing documents, a resolution of the shareholders entitled to vote generally in the election of Trustees or of the Board or an agreement approved by the Board to which the Trust is a party expressly provide otherwise.

(b) Notwithstanding any other provision of this Agreement, the Trust shall not be liable to indemnify Indemnitee against any liability to the Trust or its shareholders to which Indemnitee otherwise would be subject by reason of such Indemnitee’s Disabling Conduct.

Section 12. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Trust in the following circumstances:

(a) if such court determines that Indemnitee is entitled to reimbursement under the governing documents of the Trust, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b) such court determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper.

Section 13. Identical Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 14. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 15. Modification and Waiver. No supplement, modification or amendment shall be binding on the Trust or an Indemnitee unless executed in writing by such Indemnitee and the Trust. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 16. Notice by Indemnitee. Indemnitee shall promptly notify the Trust in writing upon being served with any summons, citation, subpoena, complaint, indictment, request, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Trust’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Trust is thereby actually so prejudiced.

Section 17. Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for Indemnitee’s failure to satisfy the standard of conduct set forth in Section 4 or due to the provisions of Section 11, then, with respect to any Proceeding in which the Trust is jointly liable with Indemnitee, to the maximum extent permissible under applicable law, the Trust, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Trust hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee with respect to such payment.

Section 18. Reports to Shareholders. To the extent required by the governing documents of the Trust or applicable law, the Trust shall report in writing to its shareholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Trust with the notice of the meeting of shareholders of the Trust next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 19. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

(a)	If to the Indemnitee, to:

the address(es) set forth at the end of this Agreement

and, in the case of an Indemnitee that is an Independent

Trustee, with copies to:

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attention : Matthew J. Van Wormer, Esq.

(b)	If to the Trust, to:

SSGA Funds

State Street Institutional Investment Trust

State Street Master Funds

State Street Navigator Securities Lending Trust

One Iron Street

Boston, Massachusetts 02210

Attention: Sean O’Malley, Esq.

with copies to:

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199-3600

Attention : Timothy W. Diggins, Esq.

or to such other address as may have been furnished to Indemnitee by the Trust or to the Trust by Indemnitee, as the case may be.

Section 20. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.

Section 21. Limitation of Liability; Agreement and Declaration of Trust.

(a) The parties hereto agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust or Master Trust Agreement of the Trust, as applicable. The execution and delivery of this Agreement by the Trust have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust or Master Trust Agreement of the Trust, as applicable.

(b) The Trust represents that a copy of its Declaration of Trust or Master Trust Agreement, as applicable, is on file with the Secretary of the State of the Commonwealth of Massachusetts.

Section 22. Series of the Trust. Notwithstanding anything in this Agreement to the contrary, the assets of each Fund and class of shares of a Fund shall be separate and distinct from the assets of any other Fund or class of shares of a Fund and only the assets of a Fund or class of shares of a Fund that is the subject of a Proceeding may be used to satisfy the indemnification obligations relating to such Proceeding, as reasonably determined by the Board.

Section 23. Separate Agreements and Interpretation. The parties hereto acknowledge that the Indemnitees have executed one Agreement with the Trust for convenience and that the provisions of the Agreement between each Trust and each Indemnitee shall be several, separate and distinct from those between each Trust and each other Indemnitee, to the same effect as would be the case if each Indemnitee had executed a separate Agreement with each Trust without execution thereof by any other Indemnitee. Notwithstanding any provision of this Agreement, to the extent that any provision of this Agreement conflicts with or is otherwise contrary to any provision of the governing documents of the Trust, the terms of such governing documents shall control.

Section 24. Additional Indemnitees. In the event that any person becomes a Trustee subsequent to the date hereof and desires to be a party to this Agreement with each Trust, such Trustee shall so notify the Trust in writing, which notification shall be acknowledged by each Trust, and the Trustee shall become an Indemnitee hereunder and each Trust and such Trustee shall be bound by all terms and conditions and provisions hereof as of the effective date of such notice.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EACH TRUST LISTED ON SCHEDULE A

/s/ Ann M. Carpenter
By: Ann M. Carpenter Title: Vice President and Deputy Treasurer of the Fund Entities

AGREED TO AND ACCEPTED BY:

/s/ Mark E. Swanson
Mark E. Swanson Address for Notices: c/o SSGA Funds Management, Inc.
One Iron Street
Boston, MA 02210

SCHEDULE A

Trusts

SSGA Funds

State Street Institutional Investment Trust

State Street Master Funds

State Street Navigator Securities Lending Trust